Exhibit 99.1

Pactiv Posts 8 Percent First Quarter Organic Volume Growth

LAKE FOREST, Ill.--(BUSINESS WIRE)--April 21, 2010--For the quarter ended March 31, 2010, Pactiv Corporation (NYSE: PTV) today announced that income from continuing operations was $48 million, or $0.36 per share, compared with $77 million, or $0.58 per share, in 2009. Excluding a one-time expense of $3 million, or $0.02 per share, related to reduced tax deductibility of Medicare Part D retiree drug subsidies under the Patient Protection and Affordable Care Act, first quarter 2010 earnings per share were $0.38.

Sales rose 1 percent to $777 million from $766 million, reflecting 8-percent volume growth and 7-percent lower pricing, which had trended downward with lower raw material costs in 2009.

“Our volume was strong across the company, mainly driven by new business wins in our Consumer segment and market share gains in certain product lines in our Foodservice business. Overall, we are seeing excellent growth despite weak markets, and expect to see more broad-based improvement when employment levels begin to get better and eating-away-from-home trends strengthen. Those improvements will create demand for many of our core product lines that have been hurt by the downturn,” said Richard L. Wambold, Pactiv’s chairman and chief executive officer.

“Compared with last year’s first quarter, polyethylene costs rose 34 percent, and polystyrene costs were up 55 percent. As a result, we are still in the process of catching up with price increases to offset the higher costs. Overall, our focus is on recovering these cost increases in a competitive environment,” Wambold continued.

SG&A expense was $69 million compared with $80 million in 2009. The improvement primarily was a result of lower incentive compensation accruals and higher pension income.

First quarter gross margin was 27.9 percent compared with 35.4 percent in 2009 as unfavorable spread (the difference between selling prices and raw material costs) offset higher volume. Last year’s gross margin was at a record high level because of the combination of significantly lower raw material costs and higher selling prices. Operating margin was 13.1 percent compared with 18.9 percent last year.

Free cash flow in the first quarter was $9 million compared with $105 million last year. The decrease primarily was a result of the negative impact of higher raw material costs on working capital, lower earnings, and higher incentive compensation payments related to 2009 performance.

Business Segment Results

Hefty® Consumer Products

First quarter sales of $291 million rose 3 percent from $283 million, reflecting a 9-percent volume increase and 6-percent unfavorable pricing. The volume growth primarily reflected new business in store brand waste bags and tableware. The lower pricing reflects the typical lag in selling price reductions during 2009 that occurred in response to lower raw material costs. Price increases to offset the rising raw material costs in 2010 are expected to occur later this year.

Operating income was $53 million compared with $63 million in 2009. Lower pricing more than offset higher volume and lower SG&A expenses. Operating margin was 18.2 percent compared with 22.3 percent last year.

Foodservice/Food Packaging

First quarter sales rose 1 percent to $486 million from $483 million in 2009. A 7-percent volume increase and 1-percent favorable foreign exchange offset 7-percent lower pricing. The volume increase was driven by continued growth in cups and cutlery, as well as growth in several other product lines, including polypropylene containers, processor trays, and paper-based items. The lower pricing reflects the typical lag in selling price reductions during 2009 that occurred in response to lower raw material costs. Price increases to offset rising raw material costs this year occurred late in the first quarter, and additional price increases will take place in the second quarter.

Operating income was $49 million compared with $84 million in 2009, as lower pricing and higher raw material costs more than offset higher volume and lower SG&A expense. Operating margin was 10.1 percent compared with 17.4 percent last year.

Outlook

The second quarter EPS outlook is a range of $0.52 to $0.56. The full year EPS outlook has been revised to a range of $2.10 to $2.30, from a range of $2.20 to $2.40. The revision is a result of higher raw material costs and the fact that price increases to offset those higher costs will not be fully effective until the second half. This is partially offset by the favorable effect of the PWP acquisition which is expected to be approximately $0.05 accretive to EPS. The full year outlook includes non-cash pension income of $48 million pretax, $30 million after tax, or $0.23 per share.

“We expect our volume to remain strong throughout the year, and expect the second half to show improved earnings performance as our price increases will be fully in place. We closed on our acquisition of PWP Industries, a leading APET manufacturer, on April 1. We are now in the process of integrating PWP and will be well positioned to grow our APET business as foodservice and processor markets recover. We also continue to look at other acquisition opportunities,” Wambold concluded.

Full year 2010 sales are expected to increase between 10 percent and 12 percent. This increase includes 9 percent to 10 percent volume growth and upward selling price adjustments of 1 percent to 2 percent. SG&A expense is estimated to be between $300 million and $310 million. The 2010 tax rate is expected to be 36.5 percent. Free cash flow for 2010 is anticipated to be in a range of $330 million to $350 million. Depreciation and amortization expense is expected to be approximately $200 million, and capital expenditures are estimated to be approximately $130 million.

Other

This press release includes certain non-GAAP financial measures. A reconciliation of the non-GAAP financial measures to GAAP is shown in the attached “Regulation G GAAP Reconciliations” or in the attached “Operating Results by Segment.”

Cautionary Statements

This press release includes certain “forward-looking statements” such as those in the Outlook section, as well as “…expect to see more broad-based improvement when employment levels begin to get better…,” “those improvements will create demand for many of our core product lines…,” “price increases to offset the rising raw material costs in 2010 are expected to occur later this year,” “price increases to offset rising raw material costs this year occurred late in the first quarter, and additional price increases will take place in the second quarter.” A variety of factors may cause actual results to differ materially from these expectations including a slowdown in economic growth, changes in the competitive market, increased cost of raw materials, and changes in the regulatory environment.

More detailed information about these and other factors is contained in the Company’s Annual Report on Form 10-K at page 23 filed with the Securities and Exchange Commission as revised and updated by Forms 10-Q and 8-K as filed with the Commission.

Company Information

Pactiv Corporation (NYSE: PTV) is a leader in the consumer and foodservice/food packaging markets it serves. With 2009 sales of $3.4 billion, Pactiv derives more than 80 percent of its sales from market sectors in which it holds the No. 1 or No. 2 market-share position. Pactiv’s Hefty® brand products include waste bags, slider storage bags, disposable tableware, and disposable cookware. Pactiv’s foodservice/food packaging offering is one of the broadest in the industry, including both custom and stock products in a variety of materials. For more information, visit www.pactiv.com.

Pactiv Corporation
Consolidated Statement of Income

(In millions, except per share data)	Three months ended March 31,
	2010	2009

Sales	$777	$766

Costs and expenses
Cost of sales (excluding depreciation
and amortization)	560	495
Depreciation and amortization	46	46
Selling, general, and administrative	69	80
Operating income	102	145
Other income/(expense)
Interest expense, net of capitalized interest	(24)	(23)
Income before income taxes	78	122
		.
Income tax expense (a)	30	45
Net income attributable to Pactiv	$48	$77

Average common shares outstanding (diluted)	133.8	132.5

Earnings per share attributable to Pactiv	$0.36	$0.58

Gross margin (before deprec. & amort.)	27.9%	35.4%

Operating margin	13.1%	18.9%

(a) Income tax expense in the first quarter of 2010 includes a $2.5 million adjustment ($0.02 per share) for the write-off of deferred tax assets associated with Medicare Part D subsidies.

Pactiv Corporation
Condensed Consolidated Statement of Financial Position

(In millions)

	March 31, 2010	December 31, 2009

Assets
Current assets
Cash and temporary cash investments	$235	$46
Accounts and notes receivable (a), (b)	427	328
Inventories	469	390
Other	51	68
Total current assets	1,182	832
Property, plant, and equipment, net	1,170	1,172
Other assets
Goodwill	1,137	1,135
Intangible assets, net	366	372
Other	61	63
Total other assets	1,564	1,570

Total assets	$3,916	$3,574

Liabilities and equity
Current liabilities
Short-term debt, including current
maturities of long-term debt (b)	$135	$5
Accounts payable	176	144
Other	233	268
Total current liabilities	544	417
Long-term debt	1,430	1,270
Pension and postretirement benefits	662	694
Other liabilities	219	192
Pactiv shareholders' equity	1,047	985
Noncontrolling interest	14	16

Total liabilities and equity	$3,916	$3,574

(a) Receivables totaling $110 million were sold at December 31, 2009.

(b) As a result of changes to ASC 810 "Consolidation," accounts and notes receivables and short-term debt at March 31, 2010 include $130 million of securitized receivables.

Pactiv Corporation
Condensed Consolidated Statement of Cash Flows

(In millions)

Three months ended March 31,	2010	2009

Operating activities
Net income	$48	$77
Adjustments to reconcile income from continuing operations
to cash provided (used) by continuing operations
Depreciation and amortization	46	46
Deferred income taxes	9	11
Noncash pension income	(12)	(7)
Noncash compensation expense	4	3
Working capital	(63)	90
Pension contribution	-	(100)
Other	6	(4)
Cash provided (used) by operating activities	$38	$116

Investing activities
Expenditures for property, plant, and equipment	(29)	(23)
Acquisitions of businesses and assets	-	(20)
Other continuing operations investing activities	-	1
Cash provided (used) by investing activities	$(29)	$(42)

Financing activities
Revolving credit facility borrowings	160	-
Asset securitization borrowings	20	-
Other	-	(1)
Cash provided (used) by financing activities	$180	$(1)

Effect of foreign-currency exchange rate changes on cash and
temporary cash investments	-	(1)
Increase (decrease) in cash and temporary cash investments	189	72
Cash and temporary cash investments, January 1	46	80
Cash and temporary cash investments, March 31	$235	$152

Pactiv Corporation
Operating Results by Segment

(In millions)
		Foodservice /
	Consumer	Food Packaging	Other	Total
Three months ended March 31, 2010
Sales	$291	$486	$-	$777

Operating income (loss)	$53	$49	$-	$102

Operating margin	18.2%	10.1%		13.1%

Three months ended March 31, 2009
Sales	$283	$483	$-	$766

Operating income (loss)	$63	$84	$(2)	$145

Operating margin	22.3%	17.4%		18.9%

Pactiv Corporation
Regulation G GAAP Reconciliations

Free Cash Flow

	Three months ended March 31,
(In millions)	2010	2009
Cash flow provided by operating activities - GAAP basis	$38	$116
Capital expenditures - continuing operations	(29)	(23)
(Increase) decrease in asset securitization program		12
Free cash flow (a)	$9	$105

	Outlook for
	Twelve months ended December 31, 2010
(In millions)	Low estimate	High estimate
Cash flow provided by operating activities from continuing operations - GAAP basis	$460	$480
Capital expenditures - continuing operations	(130)	(130)
Free cash flow (a)	$330	$350

(a) In 2009, we measured free cash flow as cash flow from operating activities excluding the change in our asset-securitization-program balance, less capital expenditures, all of which are calculated in accordance with GAAP. However, due to changes in ASC 810 "Consolidation," securitized borrowings are now included in our consolidated financials in 2010. Therefore, free cash flow is defined as cash flow from operating activities less capital expenditures. We believe that free cash flow provides a useful measure of our liquidity. We use free cash flow as a measure of cash available to fund early or required debt retirement and incremental investments such as, but not limited to, acquisitions and share repurchases. However, free cash flow has limitations, in that it does not represent residual cash flow available for discretionary expenditures. Some of our expenditures are mandatory. The amount of mandatory versus discretionary expenditures can vary significantly between periods.

CONTACT:
Pactiv Corporation
Investor Relations Contact:
Christine Hanneman
847-482-2429
channeman@pactiv.com
or
Media Relations Contact:
Matthew Gonring
847-482-2407
mgonring@pactiv.com